Wachovia Corporation 301 South College Street Charlotte, NC 28288-5578

WACHOVIA
WACHOVIA AUTO OWNER TRUST 2006-A
Annual Statement as to Compliance

Pooled Auto Securities Shelf LLC	U.S. Bank. National Association
Attention: General Counsel	60 Livingston Avenue, EP-MN-WS3D
301 South College Street, Suite E	St. Paul, MN 55107-2292
Charlotte, North Carolina 28288-5578

Wachovia Auto Owner Trust 2006-A	Moody’s Investors Service, Inc.
c/o Wilmington Trust Company	ABS Monitoring Department
Rodney Square North	99 Church Street
1100 North Market Street	New York, New York 10007
Wilmington, Delaware 19890-0001
Standard & Poor’s Ratings Services
Attention: Asset Backed Surveillance Department
55 Water Street
New York, New York 10041
Pursuant to §3.11(a) of the Servicing Agreement dated as of June 1, 2006, among Wachovia Bank, National Association, as Seller and Servicer, Wachovia Auto Owner Trust 2006-A, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from June 1, 2006 through December 31, 2006, and of its performance under this Agreement has been made under such officer’s supervision and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period except for the delinquency information provided in the Statements to Securityholders. The number and aggregate principal balance of the receivables that were reported in the 30-59 day, 60-89 days or 90 days or more delinquency categories as of the last day of the related collection period were misstated by one day.

Dated: March 30, 2007	WACHOVIA BANK, NATIONAL ASSOCIATION As Servicer,
/s/ April R. Hughey
April R. Hughey
Vice President